Exhibit 99.4

VERITONE, INC.

NOTICE OF GRANT OF PERFORMANCE-BASED STOCK OPTION

Notice is hereby given of the following grant of a non-statutory option (the “Option”) to purchase shares of the Common Stock of Veritone, Inc. (the “Corporation”):

Participant: [•]

Grant Date: [•]

Exercise Price: $[•] per share

Number of Option Shares (“Option Shares”): [•] shares of Common Stock

Expiration Date: [•]

Exercise Schedule: The Option shall become exercisable in three substantially equal tranches (with any fractional shares rounded down to the nearest whole number) upon the achievement of the applicable stock price milestone set forth in the table below (each a “Stock Price Milestone”). Each Stock Price Milestone shall be determined to be achieved when the Fair Market Value of one share of Common Stock of the Corporation equals or exceeds the applicable Stock Price Milestone for thirty (30) consecutive days on which the Stock Exchange upon which the Common Stock is traded is open (each, a “Trading Day”).

Tranche	Stock Price Milestone
1	$17.50
2	$22.50
3	$27.50

The Participant understands and agrees that the Option is granted subject to and in accordance with the terms of the Veritone, Inc. Inducement Grant Plan (the “Plan”). The Participant further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Performance-Based Stock Option Agreement attached hereto as Exhibit A. The Participant hereby acknowledges the receipt of a copy of the prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

At Will Employment. Nothing in this Notice or in the attached Performance-Based Stock Option Agreement or Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Plan or in the attached Performance-Based Stock Option Agreement.

DATED: [•]

VERITONE, INC.

By:

Name:

Title:

PARTICIPANT NAME:

Attachments:

Exhibit A – Performance-Based Stock Option Agreement

Exhibit B – Plan Summary and Prospectus

EXHIBIT A

PERFORMANCE-BASED STOCK OPTION AGREEMENT

(attached hereto)

EXHIBIT B

PLAN SUMMARY AND PROSPECTUS

(attached hereto)